                                     EXHIBIT 11

                   NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                          COMPUTATION OF NET LOSS PER SHARE
                                     (Unaudited)

                                 Three Months Ended           Six Months Ended
                                     December 31,                December 31,
                             --------------------------  --------------------------
                                 2003          2002          2003          2002
                             ------------  ------------  ------------  ------------
Net loss                     $  (302,032)     (684,998)     (756,898)   (1,874,230)
                             ============  ============  ============  ============

Weighted average number of
  common shares outstanding   66,023,929    60,593,585    65,912,263    59,117,467

Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants                             -             -             -             -
                             ------------  ------------  ------------  ------------
                              66,023,929    60,593,585    65,912,263    57,643,545
                             ============  ============  ============  ============

Net loss per share,
  basic and diluted          $         *         (0.01)        (0.01)         (.03)
                             ============  ============  ============  ============

*  Less than ($0.01) per share.

Stock options, and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 14,695,210 at December 31, 2003 and 14,003,852 shares at December 31, 2002) would be to decrease net loss per share.


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